BLACKROCK MuniHoldings California Insured

FILE #811-08573

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
1/12/2006	SACRAMENTO CA MUNICIPAL UTILITY DIST	300,375,000	34,260,000	Goldman Sachs & Co.; Bear Stearns & Co. Inc.; Merrill Lynch & Co.; Morgan Stanley; E.J. De La Rosa & Co.; M.R. Beal & Company; Ramirez & Co. Inc.
4/5/2006	BAY AREA TOLL AUTHORITY	1,149,205,000	3,500,000

Citicorp Global Markets Inc.; J.P. Morgan Securities Inc., Merrill Lynch & Co.; Morgan Stanley, Stone & Youngberg LLC; Banc of America Securities LLC;

Bear Stearns & Co. Inc.;

E.J. De La Rosa & Co.;

First Albany Capital Inc.;

Goldman Sachs & Co.;

Lehman Brothers, Siebert Brandford Shank & Co

6/29/2006	CALIFORNIA HSG FIN AGY			Goldman Sachs & Co.; Bear Stearns & Co. Inc.; Merrill Lynch & Co.; Morgan Stanley; E.J. De La Rosa & Co.; M.R. Beal & Company; Ramirez & Co. Inc.